UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 14, 2023

EVELO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38473	46-5594527
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
620 Memorial Drive
Cambridge, Massachusetts 02139
(Address of principal executive offices) (Zip Code)
(617) 577-0300
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EVLO	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 18, 2023, Evelo Biosciences, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Balkrishan (Simba) Gill, Ph.D., the Company’s Chief Executive Officer, pursuant to which Dr. Gill will be eligible to receive a cash bonus in the amount of $300,000 (the “Bonus”). The Bonus is payable to Dr. Gill in two equal installments, with the first installment payable within five (5) business days following the date of the Agreement and the second installment being payable within five (5) business days following the date that the Company has obtained top-line results from a 1/2 clinical trial evaluating the safety and efficacy of EDP2939, and such results demonstrate that EDP2939 (i) met the protocol-specified primary efficacy endpoint(s); and (ii) was well-tolerated during the clinical trial, in each case as determined by the Company’s board of directors. Payment of the second installment of the Bonus is subject to Dr. Gill’s continued employment with the Company through the payment date, provided that if Dr. Gill’s employment is terminated by the Company without cause (as defined in Dr. Gill’s employment letter with the Company) prior to payment of the second installment of the Bonus and Dr. Gill timely executes and does not revoke a release of claims in favor of the Company, the Company will pay to Dr. Gill the unpaid portion of the Bonus.

In addition, the Agreement confirms, consistent with prior discussions in connection with the Company’s termination of executive severance rights in the Company’s Executive Severance Plan, and independent from any decision to award Dr. Gill the Bonus, that Dr. Gill will no longer be entitled to any severance payments or benefits under his employment letter with respect to any termination of employment with the Company.

The foregoing description of the Agreement is not complete and is qualified in its entirety by the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 8.01    Other Events.
On August 14, 2023, the Company received written notice (the “Compliance Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it has regained compliance with Nasdaq Listing Rule 5450(b)(2)(A) (“Rule 5450(b)(2)”) which requires that companies listed on the Nasdaq Global Select Market maintain a minimum Market Value of Listed Securities, as defined by Nasdaq (“MVLS”), of $50 million or greater.

As previously reported, on April 25, 2023, the Company received a letter from Nasdaq indicating that, for the previous thirty consecutive business days, the Company’s MVLS had been below the $50 million minimum requirement for continued listing on The Nasdaq Global Select Market under Nasdaq Listing Rule 5450(b)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had been provided an initial period of 180 calendar days from the Nasdaq notification, or until October 25, 2023, to regain compliance. To regain compliance, the Company was required to maintain an MVLS of $50 million or greater for a minimum of ten consecutive business days.

Nasdaq notified the Company in the Compliance Notice that, from July 31, 2023 to August 11, 2023, the Company’s MVLS had been $50 million or greater and, accordingly, the Company had regained compliance with Nasdaq Listing Rule 5450(b)(2) and that the matter was now closed.

Additionally, as previously reported, on July 18, 2023, the Company was notified by Nasdaq that the closing bid price of its common stock, par value $0.001 per share, had been at $1.00 per share or greater for 11 consecutive business days, from June 30, 2023 to July 17, 2023. Accordingly, the Company had regained compliance with Listing Rule 5450(a)(1) and the matter has been closed. Also as previously reported, on August 9, 2023, the Company was notified by Nasdaq that for 14 consecutive business days from July 20, 2023 to August 8, 2023, the Company’s Market Value of Publicly Held Shares, as defined by Nasdaq, had been at or above the $15 million requirement. Accordingly, the Company had regained compliance with Listing Rule 5450(b)(2)(C) and the matter has been closed.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement with Balkrishan (Simba) Gill, Ph.D., dated August 18, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVELO BIOSCIENCES, INC.

Date: August 21, 2023	By:	/s/ Marella Thorell
Marella Thorell
Chief Financial Officer and Treasurer